Exhibit 21

LIST OF SUBSIDIARIES OF
QUOTEMEDIA, INC.
(as of December 31, 2014)

Name of Subsidiary                                                                     Place of Incorporation

Quotemedia, Ltd.                                                                         British Columbia, Canada